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                                                                      Exhibit 10

              IN THE CHANCERY COURT OF JACKSON COUNTY, MISSISSIPPI

                                            )
IN RE MIKE MOORE, ATTORNEY GENERAL ex rel,  )
STATE OF MISSISSIPPI TOBACCO LITIGATION     )  CAUSE NO. 94-1429
                                            )


                          MEMORANDUM OF UNDERSTANDING
                          ---------------------------

          This Memorandum of Understanding ("MOU") is made as of July 2, 1997, by and among the undersigned counsel, on behalf of their respective clients, to set forth the principal terms and conditions of an agreement in principle among the parties hereto to settle and resolve with finality all present and future claims against all parties relating to the subject matter of this litigation which have been or could have been asserted by any of the parties hereto, including all claims on behalf of the State of Mississippi and all of its governmental agencies, departments, political subdivisions and any other state-controlled public entities (collectively "Mississippi" or "the State of Mississippi"). The parties contemplate the prompt drafting and execution of a comprehensive Settlement Agreement that will incorporate the terms of this MOU, as well as other customary terms and conditions, including releases, acceptable to the parties.

          WHEREAS, the State of Mississippi, through its Attorney General Michael C. Moore, has instituted this action asserting various claims on behalf of the State of Mississippi against tobacco manufacturers and other defendants;

          WHEREAS, the defendants have contested the claims in Mississippi's complaint;
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          WHEREAS, Attorney General Moore has had a leadership role among
Attorneys General from various states in maintaining civil litigation against the tobacco industry and in seeking to forge an unprecedented national resolution of the principal issues and controversies associated with the manufacture, marketing and sale of tobacco products in the United States;

          WHEREAS, through the efforts of Attorney General Moore and others a June 20, 1997 Memorandum of Understanding and attached Proposed Resolution ("Proposed Resolution") has been agreed to by members of the tobacco industry, state attorneys general, private litigants and representatives of public health groups which would provide for unprecedented and comprehensive regulation of the tobacco industry while preserving the right of individuals to assert claims for compensation;

          WHEREAS, the Proposed Resolution contemplates action by the United States Congress and the President to enact and sign a new federal law with respect to the tobacco industry, which action the tobacco industry has agreed to support and which will require study and analysis by Congress and the President;

          WHEREAS, trial is scheduled to commence on July 7, 1997 and a continuance of such trial could prejudice the State of Mississippi, the State of Mississippi and the undersigned defendants have agreed to settle independently the litigation commenced by Attorney General Moore pursuant to financial terms comparable to the Proposed Resolution, which terms will achieve for Mississippi immediately the financial benefits it would receive pursuant to the national Proposed Resolution, should it become law;

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          NOW THEREFORE, it is hereby agreed as follows:

          This MOU will be presented to the Chancery Court of Jackson County (the "Court") promptly upon its execution, and the parties agree jointly to petition the Court to adjourn all further proceedings in contemplation of their final resolution and termination pursuant to this MOU and the Settlement Agreement contemplated hereby.

          The Settlement Agreement shall contain among other things, the following terms to which the parties hereby agree:

          1. On or before July 15, 1997 the undersigned defendants (the "Settling Defendants") shall cause to be paid into a special account (the "Account"), for the benefit of the State of Mississippi, to be held in escrow pending effectuation of the Settlement Agreement, the sum of $170 million; that being plaintiff's good faith estimate of the portion Mississippi would receive of the $10 billion payment provided for in Paragraph A on page 34 of the June 20, 1997 Memorandum of Understanding and attached Proposed Resolution.

          2. On or before July 30, 1997, the Settling Defendants shall cause to be paid to the Attorney General $2.5 million for the best estimate of costs and expenses attributable to his office and other appropriate state agencies in connection with this litigation; and on or before July 30, 1997, the Settling Defendants shall further cause to be paid $12.5 million to the plaintiffs' private counsel for their best estimate of their costs and expenses. The combined costs to be paid in July 30, 1997, may not exceed 15 million dollars. Thereafter the Attorney General's office, the appropriate state agencies and the plaintiffs' private counsel shall provide the Settling Defendants with an appropriately documented statement of their costs and expenses. The Settling Defendants shall promptly

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pay the amount of such costs and expenses in excess of the above $15 million, or shall receive a refund or a credit against other payments due hereunder if the total of such costs and expenses shall be less than $15 million. Any dispute as to the nature or amount of reimbursable costs and expenses shall be decided with finality by the persons selected to award fees pursuant to paragraph 8 below.

          3. Commencing within ten (10) business days after December 31, 1998, and annually thereafter, the Settling Defendants shall cause to be paid to the Account 1.7% of the following amounts (in billions):

Year          1        2        3         4         5        6      thereafter
----
Amount       $4B     $4.5B     $5B      $6.5B     $6.5B     $8B        $8B
------

The above payments shall be adjusted upward by the greater of 3% or the Consumer Price Index applied each year on the previous year, beginning with the first annual payment. The above payments will also be decreased or increased, as the case may be, in accordance with decreases or increases in volume of domestic tobacco product volume sales as provided in Paragraph B.5 on pages 34-35 of the June 20, 1997 Proposed Resolution.

          4. In recognition of the ongoing payments called for in paragraph 3 above, the Settlement Agreement will provide for the resolution of all past and future claims of the type described above against all defendants. The defendants will be released from all such claims by the State of Mississippi.

          5. In the event that the Proposed Resolution is enacted as federal legislation, or if any substantially equivalent federal program is enacted, the settlement provided herein and in the Settlement Agreement shall remain in place, but the terms of such

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Proposed Resolution or federal program shall supersede the provisions of this
MOU and Settlement Agreement. In order to provide the Settling Defendants with a full credit for all payments made hereunder pursuant to paragraphs 1 and 3 of this MOU in the event of the enactment of the Proposed Resolution or substantially equivalent federal program, and to the extent that the payments made to the Account pursuant to paragraphs 1 and 3 of this MOU shall differ from the amounts to be received by Mississippi pursuant to such Proposed Resolution or substantially equivalent federal program, adjustments shall be made in the form of a credit to the future payments by the Settling Defendants, a refund by the State of Mississippi, or other means that will ensure that the principal amount of payments received by Mississippi will be the same as the amounts they would receive pursuant to the Proposed Resolution or substantially equivalent federal program.

          6. In the absence of the enactment of the Proposed Resolution or any substantially equivalent federal program, and in the event of multiple settlements by the Settling Defendants with various non-federal governmental plaintiffs in other similar litigation, it is agreed that the aggregate percentage applicable to the various non-federal governmental plaintiffs will not exceed 100%, and the sum of the initial payments will not exceed $10 billion. In order to ensure this result it is agreed that all such percentages (including the 1.7% applied in paragraph 1 and specified in paragraph 3) will be adjusted downward (by the same relative percentage) to achieve a total aggregate percentage of 100%.

          7. The Settling Defendants agree that if they enter into any settlement agreement of other similar non-federal governmental litigation on terms more favorable to such governmental plaintiff than the terms of this MOU and the Settlement Agreement (after

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due consideration of relevant differences in population or other appropriate factors), the terms of this Settlement will be revised so that Mississippi will enjoy treatment at least as relatively favorable as any such other non-federal governmental entity.

          8. The Settling Defendants agree to pay, separately and apart from the above, reasonable attorneys' fees. If the Proposed Resolution or substantially equivalent federal program is enacted, the amount of such fees will be set by a panel of independent arbitrators with finality, subject to an appropriate annual cap on all such payments and other conditions. In the absence of any such Proposed Resolution or substantially equivalent federal program, attorneys' fees in connection with this litigation will be awarded in the same manner (subject to an appropriate annual cap and other conditions) by three independent arbitrators selected by the parties hereto. In the event of the enactment of the Proposed Resolution or other substantially equivalent federal program, the parties contemplate that the State of Mississippi and any other similar state which has made an exceptional contribution to secure the resolution of these matters may apply to the panel of independent arbitrators for reasonable compensation for its efforts in securing the Proposed Resolution, subject to an appropriate separate annual cap on all such payments.

July 2, 1997
Washington, D.C.


PHILIP MORRIS INCORPORATED               STATE OF MISSISSIPPI



By: /s/ Meyer G. Koplow                  By: /s/ Michael C. Moore
   -------------------------                ---------------------------
        Meyer G. Koplow                          Michael C. Moore,
                                                 Attorney General

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R.J. REYNOLDS TOBACCO COMPANY



BY: /s/ D. Scott Wise
   --------------------------
        D. Scott Wise



BROWN & WILLIAMSON TOBACCO
CORPORATION



By: /s/ D. Scott Wise
   --------------------------
        D. Scott Wise



LORILLARD TOBACCO COMPANY



By: /s/  Meyer G. Koplow
   --------------------------
         Meyer G. Koplow

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